Exhibit 10.30

AGREEMENT FOR THE SALE
AND PURCHASE OF THE
GAITHERSBURG BUSINESS

This Agreement for the Sale and Purchase of the Gaithersburg Business (this “Agreement”) is made and entered into this 8th day of October, 2003, effective as of the Effective Time by and between On-Site Sourcing, Inc., a Delaware corporation (“Seller”), and Colornet Printing and Graphics, Inc., a Maryland close corporation (“Buyer”).

RECITALS

A.            Seller, which has facilities located in seven states, provides digital imaging, reprographic and digital printing services throughout the United States of America (the “Overall Business”).

B.            Seller’s digital printing and off-set printing business operated located at 18630 Woodfield Road, Gaithersburg, Maryland 20879-4711 (the “Gaithersburg Business”), has been operated by Seller as a separate business segment from the Overall Business.

C.            Seller desires to sell, and Buyer desires to purchase, the Gaithersburg Business as a going concern effective as of the Effective Time for the consideration, on the terms, and subject to the conditions set forth in this Agreement.

The parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1.  DEFINITIONS AND USAGE

1.1          DEFINITIONS.

The definitions of certain capitalized terms and variations thereof used in this Agreement are as set forth on Schedule 1.1.

1.2          USAGE.

(a)           In this Agreement, unless a clear contrary intention appears:

(i)            the singular number includes the plural number and vice versa;

(ii)           reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)          reference to any gender includes each other gender;

(iv)          reference to any agreement, document or instrument means such agreement, document or instrument as amended, modified or supplemented and in effect from time to time in accordance with the terms thereof;

(v)           reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)          “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii)         “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)        “or” is used in the inclusive sense of “and/or”;

(ix)           with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x)            references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, or schedules thereto.

(b)           Unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP.

(c)           This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

ARTICLE 2.  SALE AND TRANSFER OF ASSETS

2.1          ASSETS TO BE SOLD.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, the Gaithersburg Business as a going concern, including all of Seller’s right, title and interest in and to all of Seller’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, which were at the Effective Time (or which at any time during the period from September 24, 2003, to the Effective Time were) located at the Gaithersburg Facility or used in the Gaithersburg Business, including those assets used in the preparation, copying, printing, binding, drilling, labeling, collating, assembling and sale of its digital printing and off-set printing products and the furnishing of related services to customers (including graphic design, mailing, special finishing, storage, fulfillment and delivery) as well as any goodwill associated therewith, including the following (but excluding the Excluded Assets):

(a)           the Gaithersburg Lease, including those items listed on Schedule 2.1(a);

(b)           all Gaithersburg Tangible Personal Property, including those items listed on Schedule 2.1(b);

(c)           all Gaithersburg Software which was located at the Gaithersburg Facility on or after September 24, 2003, including those listed on Schedule 2.1(c);

(d)           all Gaithersburg Inventories;

(e)           all Gaithersburg Contracts, including those Contracts with customers of the Gaithersburg Business listed on Schedule 2.1(e)(i) and those Contracts with vendors or suppliers of the Gaithersburg Business listed on Schedule 2.1(e)(ii), and all outstanding offers or solicitations made by or to Seller to enter into any Contract related to the Gaithersburg Business;

(f)            all Gaithersburg Government Authorizations, in each case if and to the extent transferable to Buyer;

(g)           all Gaithersburg Records;

(h)           all Gaithersburg Intangible Rights and Property;

(i)            all Gaithersburg Claims;

(j)            the right to prepaid expense with respect to Heidelberg Service Contract 700006240 for Heidelberg QuickMaster DI 46-4 (PLUS VERSION) 991225, Serial No. 991225; and

(k)           all other properties and assets of every kind, character and description, tangible or intangible, owned by Seller and used or held for use in connection with the Gaithersburg Business, whether or not similar to the items specifically set forth above.

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.”

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability arising out of or related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).

2.2          EXCLUDED ASSETS.  Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, all assets of the Seller not specifically identified in Section 2.1 (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets, and shall remain the property of Seller after the Effective Time. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the Excluded Assets shall also include, without limitation, the following:

(a)           all cash, short-term investments and other cash equivalents as of the Effective Time;

(b)           all Accounts Receivable which arose before the Effective Time;

(c)           all rights to payment from customers of Seller arising out of the Gaithersburg Business which (i) do not constitute Accounts Receivable which arose before the Effective Time, (ii) relate to products which were substantially completed but which were not been shipped to or received by the customer at the Effective Time, and (iii) are identified on Schedule 2.2(c), including any claim, remedy or other right related thereto;

(d)           all Gaithersburg Tangible Personal Property which was consumed, expended or sold by Seller in the Ordinary Course of Business from September 24, 2003 to the Effective Time;

(e)           all Gaithersburg Inventories consumed, expended or sold by Seller from September 24, 2003, to the Effective Time and any products described in Section 2.2(c)(ii);

(f)            all Contracts with customers as to which Seller fully performs its obligations prior to the Effective Time, all Contracts with customers as to which Seller has been paid in whole or in part, or has accrued an Account Receivable, prior to or at the Effective Time, and all Contracts with customers as to which Seller is entitled to any payment under Section 2.2(c) after the Effective Time;

(g)           all Gaithersburg Intangible Rights and Property sold by Seller in the Ordinary Course of Business from September 24, 2003, to the Effective Time, and all Gaithersburg Intangible Property Rights and Property the Seller’s Contract for which expired or terminated in the Ordinary Course of Business prior to the Effective Time;

(h)           all Gaithersburg Claims (i) for refund of Taxes and other governmental charges of whatever nature, and (ii) that are collected by, satisfied or paid to the Seller prior to the Effective Time;

(i)            all rights of Seller under this Agreement, the Bill of Sale, the Security Agreement, the Lender Subordination Agreement, the Gaithersburg Lease Assignment, the Assignment and Assumption Agreement, and the Promissory Note;

(j)            all rights to the name On-Site Sourcing and any variations thereof and any trademarks or trade names related thereto;

(k)           any asset or right relating to the any of the Retained Liabilities; and

(l)            the assets listed on Schedule 2.2(l).

2.3          CONSIDERATION.  The consideration for the Assets (the “Purchase Price”) will be (a) One Million Four Hundred Twenty-five Thousand Dollars ($1,425,000.00) and (b) the assumption of the Assumed Liabilities.  In accordance with Section 2.7(b), at the Closing, the Purchase Price shall be delivered by Buyer to Seller as follows: (a) Nine Hundred Twenty-five Thousand Dollars ($925,000) by wire transfer, cashier’s check or certified check, as set forth in Section 2.7(b)(i); (b) Five Hundred Thousand Dollars ($500,000.00) payable in the form of the Promissory Note (and the corresponding grant of a security interest); and (c) the balance of the Purchase Price by the execution and delivery of the Assignment and Assumption Agreement.

2.4          LIABILITIES.

(a)           On the Closing Date, but effective as of the Effective Time, Buyer shall assume sole responsibility for and agree to retain, pay, perform or discharge only the following Liabilities of Seller (the “Assumed Liabilities”):

(i)            any Liability arising after the Effective Time under any of the Assets;

(ii)           any Liability of Buyer arising out of or relating to Buyer’s Breach of this Agreement, the Bill of Sale, the Security Agreement, the Lender Subordination Agreement, the Gaithersburg Lease Assignment, the Assignment and Assumption Agreement, or the Promissory Note; and

(iii)          fifty percent (50%) of the Maryland sales and use tax due and payable with respect to the Contemplated Transactions.

(b)           The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. “Retained Liabilities” shall mean every Liability of Seller other than the Assumed Liabilities, including:

(i)            all trade accounts payable, including all trade accounts payable arising out of the Gaithersburg Business, prior to the Effective Time;

(ii)           all Liability under the Gaithersburg Lease arising prior to the Effective Time, including any Liability arising out of or relating to a Breach that occurred prior to the Effective Time (subject to the Gaithersburg Lease Assignment);

(iii)          all Liability arising out of or related to any Breach that occurred prior to the Effective Time under, arising out of or related to any Asset;

(iv)          all Liability under, arising out of or related to any Excluded Asset, including any Liability arising out of or relating to Seller’s loan agreements, credit facilities or any security interest related thereto;

(v)           all Liability arising out of or relating to products or services of Seller to the extent prepared, provided or sold prior to the Effective Time, including under any warranty given by Seller with respect to such products or services, other than to the extent assumed under Section 2.4(a);

(vi)          all Liability for Taxes, including (A) any Taxes arising as a result of Seller’s operation of its business or ownership of the Assets prior to the Effective Time, (B) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement, other than to the extent assumed under Section 2.4(a)(iii), and (C) any deferred Taxes of any nature;

(vii)         any Liability under any Contract not assumed by Buyer under Section 2.4(a), including any Liability arising out of or relating to Seller’s loan agreements, credit facilities or any security interest related thereto;

(viii)        any Environmental, Health and Safety Liabilities arising out of or relating to the operation of Seller’s business (including the Gaithersburg Business prior to the Effective Time only) or Seller’s leasing, ownership or operation of real property (including the Gaithersburg Lease prior to the Effective Time only), subject to the Gaithersburg Lease Assignment;

(ix)           any Liability under the Seller’s Employee Plans, whether or not affected employees are hired by Buyer;

(x)            any Liability arising prior to or at the Effective Time, or arising out of or related to the Contemplated Transactions (excluding Buyer’s employment of or offer to employ any Seller employee after the Effective Time), under or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller’s employees or former employees or both maintained by Seller,  including any Liability under COBRA, whether or not affected employees are hired by Buyer;

(xi)           any Liability arising prior to or at the Effective Time, or arising out of or related to the Contemplated Transactions (excluding Buyer’s employment of any Seller employee after the Effective Time), under any employment, severance, retention or termination agreement with any employee of Seller or any of its Related Persons, whether or not affected employees are hired by Buyer;

(xii)          any Liability arising prior to or at the Effective Time, or arising out of or related to the Contemplated Transactions, arising out of or relating to any employee grievance, whether or not the affected employees are hired by Buyer, so long as the foregoing are not affected by actions taken by Buyer which are not contemplated by this Agreement;

(xiii)         any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller;

(xiv)        any Liability to distribute to any of Seller’s shareholders or otherwise apply all or any part of the consideration received hereunder;

(xv)         any Liability arising out of any Proceeding pending as of the Effective Time;

(xvi)        any Liability arising out of any Proceeding commenced after the Effective Time  and arising out of or relating to any occurrence or event happening prior to the Effective Time;

(xvii)       any Liability arising out of or resulting from Seller’s compliance or noncompliance with any Legal Requirement or Order of any Governmental Body;

(xviii)      any Liability of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions;

(xix)         any Liability of Seller based upon Seller’s acts or omissions occurring after the Effective Time; and

(xx)          any Liability of Seller for brokerage or finders’ fees or other similar payments in connection with the sale of the Gaithersburg Business or the Assets or the Contemplated Transactions, including to any Person identified on Schedule 3.19.

2.5          ALLOCATION.  The Purchase Price shall be allocated in accordance with Exhibit 2.5. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Exhibit 2.5 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Buyer shall prepare and deliver IRS Form 8594 to Seller within ninety (90) days after the Closing Date to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.

2.6          CLOSING.  The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Buyer’s counsel Shulman, Rogers, Gandal, Pordy & Ecker, P.A., 11921 Rockville Pike, Third Floor, Rockville, Maryland 20852, commencing at 3:00 p.m. (local time) on  October 8, 2003, unless Buyer and Seller otherwise agree.

2.7          CLOSING OBLIGATIONS.  In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)           Seller shall deliver to Buyer, together with funds sufficient to pay all Taxes necessary for  the transfer, filing or recording thereof (excluding any Maryland sales and use tax, which is governed by Section 2.7(d) below):

(i)            an assignment and assumption agreement in the form of Exhibit 2.7(a)(i) to transfer the Gaithersburg Lease from Seller to Buyer with the consent of the Landlord (the “Gaithersburg Lease Assignment”), executed by Seller and Landlord;

(ii)           a bill of sale for all of the Assets other than the Gaithersburg Lease and the Gaithersburg Intellectual Property Assets in the form of Exhibit 2.7(a)(ii) (the “Bill of Sale”), executed by Seller;

(iii)          an assignment of the Gaithersburg Intellectual Property Assets in the form of Exhibit 2.7(a)(iii), which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”), executed by Seller;

(iv)          such other deeds, bills of sale, assignments, certificates of title, documents  and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;

(v)           a security agreement between Buyer, as the debtor, and Seller, as the secured party, in the form of Exhibit 2.7(a)(v) (the “Security Agreement”), executed by Seller;

(vi)          a “Subordination of Debt Agreement” between Seller, as the subordinating creditor, and People’s Capital and Leasing Corp. (the “Lender”), as the senior creditor, with the assent of Buyer, and a lien subordination letter from Seller to Lender, whereby, in general and among other things, Seller agrees to the subordination of Seller’s security interests to Lender’s security interests, in the forms attached as Exhibit 2.7(a)(vi) (collectively, the “Lender Subordination Agreement”), both of which executed by Seller;

(vii)         a certificate executed by Seller as to the accuracy of Seller’s representations and warranties as of the Effective Time (as though made at and as of the Effective Time) and as of date of the Closing Date, and as to Seller’s compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing; and

(viii)        a certificate of the Secretary or an Assistant Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the certificate of incorporation and bylaws of Seller, certifying and attaching all requisite resolutions or actions of Seller’s board of directors and (if applicable) shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions.

(b)           Buyer shall deliver to Seller:

(i)            Nine Hundred Twenty-five Thousand Dollars ($925,000) by wire transfer of immediately available funds to an account specified by Seller in a writing delivered to Buyer prior to the Closing Date, or by cashier’s check or certified check;

(ii)           a non-negotiable secured promissory note executed by Buyer and payable to Seller in the principal amount of Five Hundred Thousand Dollars ($500,000.00) in the form of Exhibit 2.7(b)(ii) (the “Promissory Note”);

(iii)          the Assignment and Assumption Agreement, executed by Buyer;

(iv)          the Gaithersburg Lease Assignment, executed by Buyer;

(v)           the Security Agreement, executed by Buyer;

(vi)          as to the Lender Subordination Agreement, the “Subordination of Debt Agreement” executed by Buyer to assent thereto;

(vii)         a certificate executed by Buyer as to the accuracy of Buyer’s representations and warranties as of the Effective Time (as though made at and as of the Effective Time) and as of date of the Closing Date, and as to Buyer’s compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing; and

(viii)        a certificate of the Secretary or Assistant Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the articles of incorporation and bylaws of Buyer and certifying and attaching all requisite resolutions or actions of Buyer’s shareholders (Buyer being a closed corporation without a board of directors) approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions.

(c)           Except as otherwise provided on Schedule 2.7(c), Lender shall have or be entitled to a first priority security interest or other Encumbrance (“Lender’s Encumbrance”) in or on all Assets, and all other property and assets of Buyer, including the Buyer’s accounts receivable, fixed assets and other tangible and intangible property  (“Buyer’s Other Assets”).  As is more fully set forth in the Lender Subordination Agreement, the Promissory Note and the Security Agreement, Seller shall have or be entitled to a junior lien in the Assets and Buyer’s Other Assets; provided, however, that Seller shall not be entitled to any lien or other Encumbrance on those items listed in Schedule 2.7(c).  As is more fully set forth in the Security Agreement, under certain circumstances and subject to certain terms and conditions, Seller has agreed to subordinate its Encumbrances on Assets and Buyer’s Other Assets to those of certain Post-Closing Lenders (as defined in the Promissory Note).

(d)           At Closing Seller shall pay and be solely responsible for fifty percent (50%) of the Maryland sales and use tax due or payable with respect to the Contemplated Transactions.  At Closing Buyer shall pay to Seller the other fifty percent (50%) of the Maryland sales and use tax due or payable with respect to the Contemplated Transactions.

2.8          CONSENTS.

(a)           As more fully set forth in Section 5.3(a), it shall be a condition to Buyer’s obligation to consummate the Closing that the Landlord and Seller shall have Consented to the sale, assignment and transfer of the Gaithersburg Lease from Seller to Buyer by executing and delivering the Gaithersburg Lease Assignment at or prior to Closing, which Gaithersburg Lease Assignment shall be in full force and effect at Closing.

(b)           As more fully set forth in Section 5.3(b), it shall be a condition to Buyer’s obligation to consummate the Closing that the Lender and Seller shall have Consented to the Security Agreement, and Consented to the subordination of the security interest granted by Buyer to Seller by executing and delivering the Lender Subordination Agreement at or prior to Closing, which Lender Subordination Agreement shall be in full force and effect at Closing.

(c)           Except as otherwise provided on Schedule 2.8(c), if there are any Consents, excluding those referred to in Sections 2.8(a) and 2.8(b),  necessary for the sale, assignment and transfer of any Assets to Buyer (the “Nonmaterial Consents”) which have not been obtained (or otherwise are not in full force and effect) prior to or at Closing, Buyer shall elect at the Closing, in the case of each such Asset as to which such Nonmaterial Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Assets”), whether to:

(i)            accept the assignment of such Restricted Asset, in which case, as between Buyer and Seller, such Restricted Asset shall, to the maximum extent practicable and notwithstanding the failure to obtain the applicable Nonmaterial Consent, be transferred at the Closing pursuant to the Bill of Sale, Assignment and Assumption Agreement or as otherwise provided under this Agreement; or

(ii)           reject the assignment of such Restricted Asset, in which case, notwithstanding Sections 2.1 and 2.4, (A) neither this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, transfer, assignment, assumption, conveyance or delivery, or an attempted sale, transfer, assignment, assumption, conveyance or delivery, of such Restricted Asset, and  (B) Seller shall retain such Restricted Asset and all Liabilities arising therefrom or relating thereto.

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF SELLER

As of the Effective Time (as though made at and as of the Effective Time) and as of the Closing Date, Seller represents and warrants to Buyer as follows:

3.1          ORGANIZATION AND GOOD STANDING.

(a)           Seller is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under or related to the Assets. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of the State of Maryland.

(b)           Seller has no Subsidiary and during the period from January 1, 2000, to the Closing Date the Gaithersburg Business was not owed or operated by any Subsidiary of Seller.

3.2          ENFORCEABILITY; AUTHORITY; NO CONFLICT.

(a)           This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller of the Gaithersburg Lease Assignment, the Bill of Sale, the Assignment and Assumption Agreement, the Security Agreement, the Lender Subordination Agreement, and each other agreement to be executed or delivered by Seller at the Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller’s Closing Documents and to perform its obligations under this Agreement and the Seller’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

(b)           Neither the execution and delivery of this Agreement by Seller, nor the consummation or performance of any of the Contemplated Transactions by Seller, will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)            any provision of the Seller’s certificate of incorporation or bylaws;

(ii)           any resolution adopted by the board of directors or the shareholders of Seller;

(iii)          any Legal Requirement or any Order to which the Gaithersburg Business, or any of the Assets, may be subject, except where such breach would not result in a material adverse effect;

(iv)          any Gaithersburg Contract that is an Asset; or

(vi)          result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets (excluding under the Security Agreement or any security agreement between Lender and Buyer).

(c)           Except as set forth in Schedule 3.2(c), Seller is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3          ASSETS.  The Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Gaithersburg Business in the manner operated by Seller from September 24, 2003, to the Effective Time, and (b) include all of the operating assets of Seller used in the Gaithersburg Business.  The Assets do not constitute all or substantially all of Seller’s assets.

3.4          LEASED REAL PROPERTY.  The only real property in which Seller has a leasehold interest which was used in or related to the Gaithersburg Business from September 24, 2003, to the Effective Time is the Gaithersburg Facility.  During the period from the commencement of the Gaithersburg Lease to the Effective Time, the Gaithersburg Facility was not used for any business or purpose other than the Gaithersburg Business.

3.5          TITLE TO ASSETS; ENCUMBRANCES.

(a)           Seller owns good and marketable title to its leasehold interest in the Gaithersburg Facility, free and clear of any Encumbrances other than (i) those described in Schedule 3.5(a), (ii) the Gaithersburg Lease and (iii) liens for Taxes for the current tax year which are not yet due and payable, and for which Seller is liable under the Gaithersburg Lease (“Permitted Real Estate Encumbrances”).  A true and complete copy of the Gaithersburg Lease has been delivered to Buyer.

(b)           Seller owns good and transferable title to all of the other Assets free and clear of any Encumbrances other than those described in Schedule 3.5(b) (“Permitted Non-Real Estate Encumbrances” and, together with the Permitted Real Estate Encumbrances, the “Permitted Encumbrances”).

3.6          CONDITION OF GAITHERSBURG FACILTY.

(a)           To the Seller’s Knowledge, use of the Gaithersburg Facility for the purposes for which it is presently being used by the Gaithersburg Business is permitted as of right under all applicable zoning legal requirements and is not subject to “permitted nonconforming” use or structure classifications.  To the Seller’s Knowledge, all Improvements on or at the Gaithersburg Facility within the premises subject to the Gaithersburg Lease are in compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted.  To the Seller’s Knowledge, the Gaithersburg Facility abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the real property subject to the Gaithersburg Lease or comprising a part of the real property subject to the Gaithersburg Lease, is supplied with public or quasi-public utilities and other services appropriate for the operation of the Gaithersburg Business. To the Seller’s Knowledge, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of the real property subject to the Gaithersburg Lease (including the Gaithersburg Facility) or that would prevent or hinder the continued use of the Gaithersburg Facility as heretofore used in the conduct of the Gaithersburg Business.

(b)           Each item of Gaithersburg Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business. No item of Gaithersburg Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business.  All Gaithersburg Tangible Personal Property used in the Gaithersburg Business is in the possession of Seller.

3.7          GAITHERSBURG INVENTORIES.  Since September 24, 2003, there has been no material change in the condition of the Gaithersburg Inventory.  The Gaithersburg Inventory does not include any Inventory not owned by Seller, including goods already sold.  The quantities of each item of the Gaithersburg Inventory (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in relation to the Gaithersburg Business as heretofore conducted.

3.8          TAXES.

(a)           There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)           There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that is included among the Assets or relates to the Gaithersburg Business.

3.9          NO MATERIAL ADVERSE CHANGE.  Since September 24, 2003, there has not been any material adverse change in the Gaithersburg Business, including its operations, prospects, assets, results of operations or condition (financial or other), and, to Seller’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to result in such a material adverse change; provided, however, that in no event shall any of the following constitute a material adverse change in the business, operations, prospects, assets, results of operations or condition of the Gaithersburg Business: (i) any change resulting from conditions affecting the industry which includes the Gaithersburg Business or from changes in general business or economic conditions; (ii) any change resulting from the announcement or pendency of any of the transactions contemplated by this Agreement; or (iii) any change resulting from compliance by Seller with the terms of, or the taking of any action contemplated or permitted by, this Agreement.

3.10        EMPLOYEE BENEFITS.

(a)           Neither Seller nor any entity that would be treated as a single employer with Seller for such purposes maintains or has maintained within the preceding six years any employee benefit plan subject to Title IV of ERISA.

(b)           Seller has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are herein referred to collectively as “COBRA,” and (2) any applicable state statutes mandating health insurance continuation coverage for employees.

(c)           Except for the continuation coverage requirements of COBRA, Seller has no obligations or potential liability for benefits to employees, former employees or their respective dependents of the Gaithersburg Business following termination of employment or retirement.

(d)           No written or oral representations have been made by Seller to any employee or former employee of Seller who is or was employed at the Gaithersburg Facility or otherwise employed or engaged in the Gaithersburg Business promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA) that would become the responsibility of Buyer.  To the fullest extent permitted by Legal Requirements, Seller is allocated all COBRA responsibility arising out of or relating to this Agreement or the Contemplated Transactions.  Seller has made no written or oral representations to any employee or former employee of Seller concerning the employee benefits of Buyer.

3.11        COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENT AUTHORIZATIONS.

(a)           Seller is, and at all times since January 1, 2003, has been, in compliance with each material Legal Requirement that is or was applicable to the Gaithersburg Business.  To Seller’s Knowledge, no event has occurred or circumstance exists with respect to the Gaithersburg Business that (with or without notice or lapse of time) (A) may constitute or result in a material violation by Seller of, or a material failure on the part of Seller to comply with, any material Legal Requirement with respect to the Gaithersburg Business or (B) may give rise to any material obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature with respect to the Gaithersburg Business.  Seller has not received, at any time since January 1, 2003, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential material violation of, or material failure to comply with, any Legal Requirement with respect to the Gaithersburg Business or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature with respect to the Gaithersburg Business.

(b)           Schedule 3.11(b) contains a complete and accurate list of each Gaithersburg Government Authorization the absence of which would have a material adverse effect on the Gaithersburg Business.  Each Gaithersburg Government Authorization is valid and in full force and effect. The Gaithersburg Government Authorizations collectively constitute all of the Government Authorizations necessary to permit Seller to lawfully conduct and operate the Gaithersburg Business in the manner in which it currently conducts and operates the Gaithersburg Business and to permit Seller to own and use the Assets in the manner in which it currently owns and uses such Assets.

3.12        LEGAL PROCEEDINGS; ORDERS.

(a)           There is no pending or, to Seller’s Knowledge, threatened Proceeding by or against Seller that relates to and is likely to materially affect the Gaithersburg Business or any of the Assets.  To Seller’s Knowledge, there are no pending or threatened Proceeding that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions or Seller’s performance thereunder.  To the Seller’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a legitimate basis for the commencement of any such Proceeding.

(b)           There is no Order to which the Gaithersburg Business or any of the Assets is subject.

3.13        ABSENCE OF CERTAIN CHANGES AND EVENTS.  Since September 24, 2003, Seller has operated the Gaithersburg Business only in the Ordinary Course of Business and there has not been any:

(a)           payment (except in the Ordinary Course of Business) or increase by Seller of any bonuses, salaries or other compensation to any Seller employee employed at the Gaithersburg Facility or otherwise employed or engaged in the Gaithersburg Business, or entry into any employment, severance or similar Contract with any Seller employee employed at the Gaithersburg Facility or otherwise employed or engaged in the Gaithersburg Business;

(b)           [reserved];

(c)           damage to or destruction or loss of any material asset or property of Seller used in or related to the Gaithersburg Business, whether or not covered by insurance;

(d)           entry into, termination of or receipt of notice of termination of any material license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Seller is a party used in the Gaithersburg Business;

(e)           sale (other than sales in the Ordinary Course of Business), lease or other disposition of any material asset or property of Seller used in the Gaithersburg Business;

(f)            cancellation or waiver of any claims or rights with a value to Seller in excess of $10,000 related to the Gaithersburg Business;

(g)           indication by any customer, vendor or supplier of the Gaithersburg Business of an intention to discontinue or materially change the terms of its relationship with Seller with respect to the Gaithersburg Business;

(h)           material change in the accounting methods used by Seller with respect to the Gaithersburg Business; or

(i)            Contract by Seller to do any of the foregoing.

3.14        GAITHERSBURG CONTRACTS; NO DEFAULTS.

(a)           Except as set forth on Schedule 3.14(a), there are no Gaithersburg Contracts that:

(i)            were not entered into in the Ordinary Course of Business;

(ii)           are with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(iii)          involve a sharing of profits, losses, costs or liabilities by Seller with any other Person, other than Seller employees;

(iv)          provide for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods, products or services;

(v)           contain covenants that in any way purport to restrict Seller’s business activity or limit the freedom of Seller to engage in any line of business or to compete with any Person;

(vi)          contain a power of attorney granted by Seller; or

(vii)         contain or grant any warranty, guaranty and/or other similar undertaking with respect to the contractual performance by Seller which were entered into other than in the Ordinary Course of Business.

(b)           Schedule 3.14(b) identifies all Gaithersburg Contracts (the “Material Gaithersburg Contracts”) that:

(i)            involve expenditures, including capital expenditures, by Seller in excess of Ten Thousand Dollars ($10,000);

(ii)           involve performance of services or delivery of goods or materials to Seller of an amount or value in excess of Ten Thousand Dollars  ($10,000);

(iii)          involve performance of services or delivery of goods or materials by Seller of an amount or value in excess of Ten Thousand Dollars  ($10,000); or

(iv)          was entered into other than in the Ordinary Course of Business.

(c)           Except as set forth in Schedule 3.14(c):

(i)            each Material Gaithersburg Contract identified or required to be identified in Schedule 3.14(b) is in full force and effect and is valid and enforceable in accordance with its terms; and

(ii)           each Material Gaithersburg Contract identified or required to be identified in Schedule 3.14(b)  is assignable by Seller to Buyer without the Consent of any other Person.

(d)           Except as set forth in Schedule 3.14(d):

(i)            Seller is, and at all times since January 1, 2003, has been, in material compliance with all applicable terms and requirements of each Material Gaithersburg Contract;

(ii)           to Seller’s Knowledge, each other Person that has or had any obligation or liability under any Material Gaithersburg Contract is, and at all times since January 1, 2003, has been, in material  compliance with all applicable terms and requirements of such Material Gaithersburg Contract;

(iii)          to the Seller’s Knowledge, no event has occurred since January 1, 2003, and no circumstance exists, that (with or without notice or lapse of time) may contravene, conflict with or result in a material Breach of, or give Seller or any other Person the right to declare a default or exercise any remedy or right under, or to cancel, terminate or modify, any Material Gaithersburg Contract; and

(iv)          Seller has not given to or received from any other Person, at any time since January 1, 2003, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Material Gaithersburg Contract.

(e)           There are no renegotiations of, attempts or demands to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Seller under Material Gaithersburg Contracts with any Person.

(f)            Each Material Gaithersburg Contract has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any material Legal Requirement.

3.15        ENVIRONMENTAL MATTERS.

(a)           To Seller’s Knowledge, Seller is, and at all times has been, in material compliance with, and has not been and is not in material violation of or liable under, any Environmental Law with respect to the Gaithersburg Business and the Assets.

(b)           To the Seller’s Knowledge, there are no pending or threatened claims, Encumbrances, or other restrictions of any nature against Seller resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to the Gaithersburg Facility or any of the Assets.

(d)           To the Seller’s Knowledge, neither Seller nor any other Person for whose conduct is or may be held responsible has any Environmental, Health and Safety Liabilities with respect to the Gaithersburg Facility.

3.16        EMPLOYEES.

(a)           Seller has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement. The employment terminations in connection with the sale of the Gaithersburg Business located at the Gaithersburg Facility do not result in a sufficient number of employment terminations to trigger application of the WARN Act.

(b)           To the Knowledge of Seller, no officer, director, agent, employee, consultant, or contractor of Seller is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in, perform or continue to perform any conduct, activities, duties, obligations or practices with respect to the Gaithersburg Business or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery.

3.17        LABOR DISPUTES; COMPLIANCE.

(a)           To the Knowledge of the Seller, Seller has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, and collective bargaining, the payment of social security and similar Taxes and occupational safety and health. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(b)           Except as disclosed in Schedule 3.17(b), (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since January 1, 2000, there has not been, there is not presently pending or existing, and to Seller’s Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving the Gaithersburg Business; (iii) to Seller’s Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute with respect to the Gaithersburg Business; (iv) there is not pending or, to Seller’s Knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters with respect to the Gaithersburg Business, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Seller with respect to the Gaithersburg Business; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending with respect to the Gaithersburg Business; (vi) no grievance or arbitration Proceeding exists that might have an adverse effect upon the Gaithersburg Business; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller, with respect to the Gaithersburg Business; and (viii) to Seller’s Knowledge there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Body arising out of the Gaithersburg Business.

3.18        INTELLECTUAL PROPERTY ASSETS.   Schedule 3.18 contains a complete and accurate list of all Gaithersburg Software Contracts, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a value of less than $1,000 under which Seller is the licensee.

3.19        BROKERS OR FINDERS.  Except as set forth on Schedule 3.19, Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or other similar payments in connection with the sale of the Gaithersburg Business or the Assets or the Contemplated Transactions.

3.20        SECURITIES LAW MATTERS.

(a)           Seller is acquiring the Promissory Note for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act.

(b)           Seller confirms that Buyer has made available to Seller the opportunity to ask questions of the officers of Buyer and to acquire such additional information about the business and financial condition of Buyer as Seller has requested.

3.21        DISCLOSURE.

(a)           No representation or warranty or other statement made by Seller in this Agreement, the certificates delivered pursuant to Section 2.7(a) or otherwise in connection with the Contemplated Transactions, contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(b)           Seller does not have Knowledge of any fact that has specific application to Gaithersburg Business or the Assets (other than general economic or industry conditions) and that may materially adversely affect the Gaithersburg Business or the Assets that has not been set forth in this Agreement.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF BUYER

As of the Effective Time (as though made at and as of the Effective Time) and as of the Closing Date, Buyer represents and warrants to Seller as follows:

4.1          ORGANIZATION AND GOOD STANDING.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, with full corporate power and authority to conduct its business as it is now conducted, to own or use its properties and assets that it purports to own or use and to perform all its obligations hereunder.  Buyer is a close corporation without a board of directors.

4.2          ENFORCEABILITY; AUTHORITY; NO CONFLICT.

(a)           This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement, the Promissory Note, the Gaithersburg Lease Assignment, the Security Agreement, and each other agreement to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

(b)           Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)            any provision of Buyer’s articles of incorporation or bylaws;

(ii)           any resolution adopted by the shareholders of Buyer;

(iii)          any Legal Requirement or Order to which Buyer may be subject; or

(iv)          any Contract to which Buyer is a party or by which Buyer may be bound.

Except for the Lender, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3          LEGAL PROCEEDINGS; ORDERS.

(a)           To Buyer’s Knowledge, there is no pending or threatened Proceeding that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions or Buyer’s performance thereunder.  To the Buyer’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a legitimate basis for the commencement of any such Proceeding.

(b)           To Buyer’s Knowledge, there is no Order to which the Gaithersburg Business or any of the Assets will be subject on or after Closing Date.

4.4          NO MATERIAL ADVERSE CHANGE.  Within the preceding sixty days, there has not been any material adverse change in Buyer, including its operations, prospects, assets, results of operations or condition (financial or other), and, to Buyer’s Knowledge, no event has occurred or circumstance exists that could be reasonably be expected to result in such a material adverse change; provided, however, that in no event shall any of the following constitute a material adverse change in the business, operations, prospects, assets, results of operations or condition of the Buyer: (i) any change resulting from conditions affecting the industry which includes the Buyer’s business or from changes in general business or economic conditions; (ii) any change resulting from the announcement or pendency of any of the transactions contemplated by this Agreement; or (iii) any change resulting from compliance by Buyer with the terms of, or the taking of any action contemplated or permitted by, this Agreement.  Within the past one hundred eighty days, Buyer has not defaulted on or obtained forbearance with respect to any material obligation, including any debt obligation.

4.5          BROKERS OR FINDERS.  Except to MBO Finance (Buyer’s equipment loan broker), Buyer has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or other similar payment in connection with the Contemplated Transactions.

4.6          DISCLOSURE.

(a)           No representation or warranty or other statement made by Buyer in this Agreement, the certificates delivered pursuant to Section 2.7(b) or otherwise in connection with the Contemplated Transactions, contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(b)           Buyer does not have Knowledge of any fact that has specific application to Buyer (other than general economic or industry conditions) and that may materially adversely affect the ability of the Buyer to satisfy its obligations to the Seller in connection with the Contemplated Transactions.

4.7          SOLVENCY.

(a)           Buyer is not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions. As used in this Section, “insolvent” means that the sum of the debts and other probable Liabilities of Buyer exceeds the present fair saleable value of Buyer’s assets.

(b)           Immediately after giving effect to the consummation of the Contemplated Transactions: (i) Buyer will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Buyer will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Buyer will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Buyer in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Buyer will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Buyer. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms, including, without limitation, the Promissory Note.

ARTICLE 5.  CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Buyer, in whole or in part):

5.1          ACCURACY OF REPRESENTATIONS.

(a)           All of Seller’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall be accurate in all material respects as of the Effective Time (as though made at and as of the Effective Time) and as of the Closing Date.

(b)           Each of the Seller’s representations and warranties in Sections 3.2(a), and each of the representations and warranties in this Agreement that contains an express materiality qualification, shall be accurate in all material respects as of the date of Effective Time (as though made at and as of the Effective Time) and as of the Closing Date.

5.2          SELLER’S PERFORMANCE.  All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.  The Seller’s covenant and obligation in Section 2.7(d) shall have been duly performed and complied with in all respects.

5.3          CONSENTS.

(a)           The Landlord and Seller shall have Consented to the sale, assignment and transfer of the Gaithersburg Lease from Seller to Buyer by executing and delivering the Gaithersburg Lease Assignment, which Gaithersburg Lease Assignment (when signed by Buyer at Closing) shall be in full force and effect.

(b)           The Lender and Seller shall have Consented to the Security Agreement, and Consented to the subordination of the security interest granted by Buyer to Seller thereby by executing and delivering the Lender Subordination Agreement, which the Lender Subordination Agreement shall be in full force and effect.

5.4          ADDITIONAL DOCUMENTS.  Seller shall have caused the documents and instruments required by Section 2.7(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

(a)           Releases of all Encumbrances on the Assets, other than Permitted Encumbrances;

(b)           Certificates dated as of a date not earlier than the tenth (10th) business day prior to the Closing as to the good standing of Seller and payment of all applicable state Taxes by Seller, executed by the appropriate officials of the State of Maryland; provided, however, that if Buyer waives this condition, Seller shall provide the same within thirty (30) days of the Closing Date; and

(c)           Such other documents as Buyer may reasonably request for the purpose of:

(i)            evidencing the accuracy of any of Seller’s representations and warranties;

(ii)           evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller prior to or at Closing;

(iii)          evidencing the satisfaction of any condition referred to in this Article 5; or

(iv)          otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

5.5          NO PROCEEDINGS.  There shall not have been commenced or threatened against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

5.6          NO CONFLICT.  Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of any applicable Legal Requirement or Order.

5.7          GOVERNMENT AUTHORIZATIONS.  Buyer shall have received such Gaithersburg Government Authorizations as are necessary or desirable to allow Buyer to operate the Gaithersburg Business and from and after the Closing.

5.8          EMPLOYEES.  Seller shall have terminated all of Seller’s Active Employees, effective immediately before Closing, except for those Active Employees who shall remain employed by Seller after Closing who are identified on Schedule 5.8 (the “Retained Active Employees”).  Buyer shall not have any Liability for any of the Retained Active Employees.

5.9          FINANCING.  Buyer shall have obtained, on terms and conditions satisfactory to Buyer in its sole and absolute discretion, financing secured by any or all of the Assets, or any or all other assets of Buyer, in the amount of at least Nine Hundred Twenty-five Thousand Dollars ($925,000) in order to consummate the Contemplated Transactions, and Buyer shall have closed on said financing.

ARTICLE 6.  CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Seller in whole or in part):

6.1          ACCURACY OF REPRESENTATIONS.

(a)           All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall be accurate in all material respects as of the date of this Agreement.

(b)           Each of the Buyer’s representations and warranties in Sections 4.2(a), and each of the representations and warranties in this Agreement that contains an express materiality qualification, shall be accurate in all material respects as of the date of this Agreement.

6.2          BUYER’S PERFORMANCE.  All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.  The Buyer’s covenant and obligation in Section 2.7(d) shall have been duly performed and complied with in all respects.

6.3          CONSENTS.

(a)           The Landlord and Buyer shall have Consented to the sale, assignment and transfer of the Gaithersburg Lease from Seller to Buyer by executing and delivering the Gaithersburg Lease Assignment, which Gaithersburg Lease Assignment (when signed by Seller at Closing) shall be in full force and effect.

(b)           The Lender shall have Consented to the Security Agreement, and Consented to the subordination of the security interest granted by Buyer to Seller thereby, by executing and delivering the Lender Subordination Agreement, which Lender Subordination Agreement (when signed by Seller at Closing) shall be in full force and effect.

6.4          ADDITIONAL DOCUMENTS.  Buyer shall have caused the documents and instruments required by Section 2.7(b) and the following documents to be delivered (or tendered subject only to Closing) to Seller:

(a)           [reserved]

(b)           such other documents as Seller may reasonably request for the purpose of

(i)            evidencing the accuracy of any of Buyer’s representations and warranties;

(ii)           evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer;

(iii)          evidencing the satisfaction of any condition referred to in this Article 6;

(iv)          evidencing the Buyer’s ability to pay the Promissory Note in accordance with its terms; or

(v)           otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

6.5          NO PROCEEDINGS.  There shall not have been commenced or threatened against Seller, or against any Related Person of Seller, any Proceeding (a) involving any challenge to, or seeking

Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

6.6          NO CONFLICT.  Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of any applicable Legal Requirement or Order.

ARTICLE 7.  ADDITIONAL COVENANTS

7.1          EMPLOYEES AND EMPLOYEE BENEFITS.

(a)           For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed at the Effective Time by Seller at the Gaithersburg Facility or otherwise exclusively employed or engaged by Seller at the Effective Time in the Gaithersburg Business, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.  The term “Hired Active Employees” shall mean the Active Employees who are offered and accept employment with Buyer.

 (b)          Buyer shall offer employment to those Active Employees listed on Schedule 7.1(b) (as stated thereon), and may, but shall not be obligated to, offer employment to any or all of the other Active Employees except the Retained Active Employees.  Immediately after Closing, excluding the Hired Active Employees and the Retained Active Employees, substantially all the other Active Employees shall be available for hiring by Buyer, in its sole and absolute discretion.  Excluding the Retained Active Employees, after Closing Seller shall not discourage any Active Employee from joining or accepting employment with Buyer, or otherwise interfere with Seller’s efforts to employ any Active Employee.

(c)           It is understood and agreed that (i) Buyer’s expressed intention to extend offers of employment to the Active Employees as set forth in this Agreement (including those listed on Schedule 7.1(b)) shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(d)           [reserved]

(e)           Seller shall be solely responsible for (i) the payment of all wages, compensation and other remuneration due to Active Employees with respect to their services as employees of Seller through the Effective Time, (ii) the payment of any termination, severance or similar payments required to be paid due to the Contemplated Transactions, and (iii) the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA.

(f)            Seller shall be solely liable for any claims made or incurred by Active Employees and their beneficiaries under Seller’s Employee Plans, all subject to the terms of the applicable Employee Plans.

(g)           All Hired Active Employees who are participants in Seller’s retirement plans shall retain their accrued benefits under Seller’s retirement plans as of the Effective Time, and Seller (or Seller’s retirement plans) shall retain sole liability for the payment of such benefits as and when such Hired Active Employees become eligible therefor under such plans.

(h)           Neither Seller nor its Related Persons will make any transfer of pension or other employee benefit plan assets to Buyer.

(i)            Buyer will set its own initial terms and conditions of employment for the Hired Active Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by law.  Buyer is not obligated to assume any collective bargaining agreements under this Agreement.

(j)            Unless prohibited by applicable Legal Requirements or by the applicable employee benefit plan (or any related insurance policy), the Hired Active Employees will be allowed credit for their service with the Seller for vesting and eligibility to participate purposes only (and not for accrual of benefits), in the employee benefit plans of the Buyer; provided, however, that if the Hired Active Employee did not participate in a similar Employee Plan maintained by the Seller, such service shall not be required to be credited for the Hired Active Employees under the benefit plan maintained by the Buyer. Unless prohibited by applicable Legal Requirements or by the applicable employee benefit plan (or any related insurance policy), the Hired Active Employees (and, as applicable, their covered dependents) will be allowed to participate in all such benefit plans of the Buyer without being subject to any waiting periods (assuming such Hired Active Employee satisfied any waiting period under the corresponding Employee Plan of Seller) or any restrictions or limitations for pre-existing conditions.  If anything set forth in this Section 7.1(j) is prohibited by the applicable employee benefit plan (or any related insurance policy), Buyer covenants and agrees to use reasonable efforts to obtain a waiver of such prohibition or to otherwise obtain appropriate consent thereto.

(k)           Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.

7.2          PAYMENT OF TAXES RESULTING FROM SALE OF ASSETS BY SELLER.  Except as otherwise provided in Sections 2.7(d), 5.2 and 6.2, Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.

7.3          PAYMENT OF LIABILITIES.  Each of Buyer and Seller shall pay, or make adequate provision for the payment in full all of its respective Liabilities under this Agreement.

7.4          RESTRICTION ON DISSOLUTION, REORGANIZATIONS AND DISTRIBUTIONS.  Seller shall not dissolve, or make any distribution of the proceeds received pursuant to this Agreement, until the later of (a) Seller’s payment, or adequate provision for payment, of all of its obligations pursuant to Sections 7.2 and 7.3, or (b) the lapse of more than one year after the Closing Date.  Buyer shall not dissolve or take any other corporate action that would impair its ability to satisfy its obligations to Seller pursuant to the Promissory Note until such Promissory Note is paid in full.

7.5          REMOVING EXCLUDED ASSETS.  Within a reasonable time after Closing (and in no event later than November 30, 2003), Seller shall remove all Excluded Assets from the Gaithersburg Facility. Such removal shall be done in such manner as to avoid any damage to the Gaithersburg Facility and any disruption of the business operations conducted by Buyer after the Closing.  Any damage to the Assets or to the Gaithersburg Facility resulting from such removal shall be paid by Seller within thirty (30) days after said removal.  Should Seller fail to remove the Excluded Assets as required by this Section, Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets at Seller’s sole cost and expense; (b) to store the Excluded Assets and to charge Seller all storage costs associated therewith; (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. Seller shall promptly reimburse Buyer for all costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Seller on or before the Closing Date.

7.6          REPORTS AND RETURNS.  Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the business of Seller as conducted using the Assets, to and including the Effective Time.

7.7          ASSISTANCE IN PROCEEDINGS.  Seller will cooperate with Buyer and its counsel, and Buyer will cooperate with Seller and its counsel, in the contest or defense of, and make available its respective personnel and provide any testimony and access to its respective books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller, the Assets or the Gaithersburg Business.  Notwithstanding the foregoing, neither Seller nor Buyer shall be required to cooperate with the other in connection with a claim of one party against the other.

7.8          NONCOMPETITION, NONSOLICITATION AND NONDISPARAGEMENT.

(a)           (i)            For a period of five (5) years after the Closing Date, Seller shall not (A) engage in, render or otherwise provide, or (B) directly or indirectly invest in, own, manage, operate, finance, control, advise, or render services to any Person engaged in, rendering or otherwise providing off-set printing or Non-Offset Printing services to any Existing Customers; provided, however, that Seller, solely through Seller’s existing Virginia Facility, may continue to provide Non-Offset Printing services to those customers identified as the “Shared Customers” in Schedule 7.8(a)(i) (the “Shared Customers”).

(ii)           For a period of five (5) years after the Closing Date, Seller shall not (A) engage in, render or otherwise provide, or (B) directly or indirectly invest in, own, manage, operate, finance, control, advise, or render services to any Person engaged in, rendering or otherwise providing off-set printing services within the Restricted Area.

(iii)          Notwithstanding anything contained in Section 7.8(a)(i) to the contrary and for the avoidance of doubt, Seller may continue to provide to any customer, electronic imaging and photocopying services (including bindery services and related packaging) without limitations.

(iv)          Notwithstanding any other provision of this Section 7.8(a), Seller may purchase or otherwise acquire up to (but not more than) four percent (4%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.

(v)           For purposes of this Agreement, (A) “Existing Customers” shall mean the customers of the Gaithersburg Business identified on Schedule 7.8(a)(v), (B) “Non-Offset Printing” shall mean non-offset color printing and high volume, black and white duplication (including bindery services and related packaging services), and (C) the “Restricted Area” shall mean (1) Montgomery, Prince George’s, Anne Arundel, Howard, Frederick and Baltimore Counties, Maryland, (2) Fairfax, Loudoun and Arlington Counties, and the Cities of Alexandria and Fairfax, Virginia, and (3) the District of Columbia.

(b)           (i)            For a period of five (5) years after the Closing Date, Seller shall not, directly or indirectly:

(1)           solicit the business of any Existing Customer for a purpose that would violate Section 7.8(a);

(2)           cause, induce or attempt to cause or induce any Existing Customer (other than Shared Customers), supplier, vendor, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer, or in any way interfere with its relationship with Buyer for a purpose that would violate Section 7.8(a);

(3)           cause, induce or attempt to cause or induce any Person who was at the Effective Time, or who was at any time within the twelve (12) months preceding the Effective Time, an Existing Customer (other than Shared Customers), supplier, vendor, licensee, licensor, franchisee, employee, consultant or other business relation of Seller to cease doing business with Buyer, to deal with any competitor of Buyer, or in any way interfere with its relationship with Buyer; or

(4)           hire, retain or attempt to hire or retain any employee of Buyer or individual providing full-time services as an independent contractor to Buyer, or in any way interfere with the relationship between Buyer and any of its employees or individuals providing full-time services as independent contractors; provided, however, that this Section 7.8(b)(i)(4) shall not apply to Active Employees.

(ii)           Neither Seller nor its Related Person shall (1) employ, hire or otherwise engage, at any time during the sixty-three (63) month period immediately following the Effective Time, Edward Perlman, Donald Broomall, or Albert Barnett, or (2) employ, hire or otherwise engage, at any time during the twenty-four (24) month period immediately following the Effective Time, any other Active Employee; provided, however, that either Seller or its Related Person, at any time, may employ, hire or otherwise engage (A) any such other Active Employee (i.e., any Active Employee other than Edward Perlman, Donald Broomall, or Albert Barnett) who, at any time after the Effective Time, is affirmatively terminated by Buyer as an employee of Buyer or (B) any Retained Active Employee.

(c)           After the Closing Date, Seller will not disparage Buyer, Buyer’s name, any of Buyer’s shareholders, directors, officers, employees or agents, or Buyer’s business operations (including the Gaithersburg Business).  After the Closing Date, Buyer will not disparage Seller, Seller’s name, any of Seller’s directors, officers, employees or agents, or Seller’s business operations.

(d)           If a final judgment of a court or tribunal of competent jurisdiction determines that any covenant, term or provision contained in this Section 7.8 is invalid, illegal or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the covenant, term or provision, to delete specific words or phrases or to replace any invalid, illegal or unenforceable covenant, term or provision with a covenant, term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision. This Section 7.8 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 7.8 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Gaithersburg Business and the Assets, and to prevent any unfair advantage conferred on Seller.

7.9          CUSTOMER AND OTHER BUSINESS RELATIONSHIPS.  After the Closing and for a period of six (6) months, Seller will cooperate with Buyer, at Buyer’s sole expense, in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and arising out of the Gaithersburg Business or the Assets, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers, vendors and others, provided, however, that such cooperation shall in no event be required in a manner that is materially disruptive or otherwise interferes or conflicts with Seller’s business.

7.10        USE OF BUYER’S SERVICES AND REFERRAL OF BUSINESS TO BUYER.

(a)           For a period of five (5) years after the Closing Date, Seller shall use Buyer for all of Seller’s and its Related Person’s off-set printing needs or requests within the Restricted Area; provided, however, that the prices, terms, quality and delivery thereof offered by Buyer to Seller or its Related Person, as the case may be, are competitive with other printing companies offering such digital printing and off-set printing services within the Restricted Area and provided further that Seller shall not be required to use Buyer for Non-Offset Printing provided by Seller’s existing Virginia Facility.

(b)           For a period of five (5) years after the Closing Date, Seller shall refer to Buyer all Third Party requests for off-set printing services, and inquiries regarding digital printing or off-set printing services, which are received by Seller or its Related Persons (other than requests and inquiries regarding Non-Offset Printing to be provided by Seller’s existing Virginia Facility).

7.11        BULK SALES.  Buyer and Seller hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) of Maryland and Virginia (the “Bulk Sales Laws”) in connection with the Contemplated Transactions.

7.12        BUYER FINANCIAL STATEMENTS.  During the period from the Closing Date to the date on which the Promissory Note is paid or satisfied in full, Buyer, upon the request of Seller, agrees to provide financial statements of Buyer’s business operations.  All such financial statements of Buyer provided to Seller shall be used by Seller solely to evaluate the value and collectability of the unpaid balance of the Promissory Note or in a Proceeding to collect the unpaid balance of the Promissory Note.  All such financial statements of Buyer provided to Seller shall be deemed Confidential Information subject to Article 9.  Buyer shall provide Seller with prompt notice (and in any event within 5 business days) of any uncured default with respect any obligation of Buyer to the Lender or of any uncured breach or default with respect to the Gaithersburg Lease.  Any such notice shall detail the nature of the uncured default or breach and the Buyer’s proposed remedy thereof.

7.13  FURTHER ASSURANCES.  The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions; provided, however, that neither Party shall be required to dispose of or make any changes to its business, expend any material funds, or incur any other material burden in order to comply with this Section 7.13.  Notwithstanding anything to contrary contained in this Agreement, to the extent necessary to effect the intent of the parties with respect to the Effective Time of the Contemplated Transactions and otherwise, the parties agree and acknowledge that certain transition services will be required by the Seller’s employees during the period from the Effective Time until the Closing and that Buyer and Seller shall cooperate fully with respect to meeting obligations to the Active Employees, including, if necessary, reimbursement of salary and benefits during such period for Hired Active Employees by Buyer to Seller.

7.14        USE OF SELLER’S NAME.  For a period of ninety (90) days after the Closing Date, the Buyer may refer to the Gaithersburg Business as “formerly On-Site Sourcing’s Gaithersburg Facility” (or using words of similar import) on the telephone, in e-mail and other electronic communications, in correspondence and in other communications, including those with Existing Customers, potential customers, vendors and suppliers.

ARTICLE 8.  INDEMNITIES; REMEDIES

8.1          SURVIVAL.  All representations, warranties, covenants and obligations in this Agreement, the certificates delivered pursuant to Section 2.7, and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 8.6. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

8.2          INDEMNIFICATION AND REIMBURSEMENT BY SELLER.  Seller will indemnify and hold harmless Buyer, and its Representatives, shareholders and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense, court costs and reasonable attorneys’ fees and expenses), whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a)           any Breach of any representation or warranty made by Seller in (i) this Agreement, (ii) the certificates delivered pursuant to Section 2.7, (iii) any transfer instrument or (iv) any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

(b)           any Breach of any covenant or obligation of Seller in this Agreement or in any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

(c)           any Liability arising out of the ownership or operation of the Gaithersburg Business or the Assets prior to the Effective Time other than the Assumed Liabilities;

(d)           any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on its) in connection with any of the Contemplated Transactions;

(e)           any product printed, produced or delivered by, or any services provided by, Seller, in whole or in part, prior to or on the Closing Date;

(f)            any noncompliance with any Bulk Sales Laws in respect of the Contemplated Transactions;

(g)           any Employee Plan established or maintained by Seller; or

(h)           any Retained Liabilities.

8.3          INDEMNIFICATION AND REIMBURSEMENT BY SELLER—ENVIRONMENTAL MATTERS.  In addition to the other indemnification provisions in this Article 8, Seller will indemnify and hold harmless Buyer and the other Buyer Indemnified Persons, and will reimburse Buyer and the other Buyer Indemnified Persons, for any Damages (including costs of cleanup, containment or other remediation) arising from or in connection with:

(a)           any Environmental, Health and Safety Liabilities arising out of or relating to the ownership or operation by Seller on or prior to the Effective Time of the Assets or the Gaithersburg Business; or

(b)           any bodily injury (including illness, disability and death, regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any Assets in any way arising from or allegedly arising from any Hazardous Activity conducted by Seller with respect to the Gaithersburg Business or the Assets prior to the Effective Time or from any Hazardous Material that was Released or allegedly Released by Seller on or at the Gaithersburg Facility or Assets at any time on or prior to the Effective Time.

Buyer will be entitled to control any Remedial Action, any Proceeding relating to an Environmental claim and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 8.3. The procedure described in Section 8.9 will apply to any claim solely for monetary damages relating to a matter covered by this Section 8.3.

8.4          INDEMNIFICATION AND REIMBURSEMENT BY BUYER.  Buyer will indemnify and hold harmless Seller, and its Representatives, and Related Persons (collectively, the “Seller Indemnified Persons”), and will reimburse the Seller Indemnified Persons, for any Damages arising from or in connection with:

(a)           any Breach of any representation or warranty made by Buyer (i) this Agreement, (ii) the certificates delivered pursuant to Section 2.7, (iii) any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b)           any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(c)           any Liability arising out of the ownership or operation of the Gaithersburg Business or the Assets after the Effective Time;

(d)           any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions; or

(e)           any Assumed Liabilities.

8.5          LIMITATIONS ON AMOUNT—SELLER.  Seller shall have no liability (for indemnification or otherwise) with respect to claims under Section 8.2(a) until the total of all Damages with respect to such matters exceeds Fourteen Thousand Two Hundred Fifty Dollars ($14,250) and then only for the amount by which such Damages exceed Fourteen Thousand Two Hundred Fifty Dollars ($14,250). However, this Section 8.5 will not apply to claims under Section 8.2(b) through (h) or to matters arising in respect of Sections 3.2, 3.5, 3.8, 3.15, 3.19, or 3.20 or to any Breach of any of Seller’s representations and warranties of which the Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Seller of any covenant or obligation.

8.6          LIMITATIONS ON AMOUNT—BUYER.  Buyer will have no liability (for indemnification or otherwise) with respect to claims under Section 8.4(a) until the total of all Damages with respect to such matters exceeds Fourteen Thousand Two Hundred Fifty Dollars ($14,250) and then only for the amount by which such Damages exceed Fourteen Thousand Two Hundred Fifty Dollars ($14,250). However, this Section 8.6 will not apply to claims under Section 8.4(b) through (e) or matters arising in respect of Sections 4.2, 4.5, 4.7, or to any Breach of any of Buyer’s representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation.

8.7          TIME LIMITATIONS.

(a)           Seller will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date (other than those in Sections 2.1 and 2.4 and Articles 7 and 9, as to which a claim may be made at any time) or (ii) a representation or warranty (other than those in Sections 3.5, 3.8, 3.15, 3.19, or 3.20, as to which a claim may be made at any time), only if on or before September 30, 2006, Buyer notifies Seller of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.

(b)           Buyer will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date (other than those in Sections 2.3 and 2.4 and Articles 7 and 9, as to which a claim may be made at any time) or (ii) a representation or warranty (other than that set forth in Sections 4.2, 4.5 or 4.7, as to which a claim may be made at any time), only if on or before September 30, 2006, Seller notifies Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Seller.

8.8          RIGHT OF SETOFF.  The terms of the Promissory Note provide for certain rights of set-off with respect to the parties’ mutual obligations. Neither the exercise of nor the failure to exercise such rights of setoff will constitute an election of remedies or limit the parties in any manner in the enforcement of any other remedies that may be available to them.

8.9          THIRD-PARTY CLAIMS.

(a)           Promptly after receipt by a Person entitled to indemnity under Section 8.2, 8.3 (to the extent provided in the last sentence of Section 8.3) or 8.4 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b)           If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 8.9(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 8 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the

Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c)           Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(d)           Notwithstanding the provisions of Section 10.4, Seller hereby consent to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller with respect to such a claim anywhere in the world.

(e)           With respect to any Third-Party Claim subject to indemnification under this Article 8: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f)            With respect to any Third-Party Claim subject to indemnification under this Article 8, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its commercially reasonable efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

8.10        OTHER CLAIMS.  A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

8.11        INDEMNIFICATION IN CASE OF STRICT LIABILITY OR INDEMNITEE NEGLIGENCE.  THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 8 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW,

FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

ARTICLE 9.  CONFIDENTIALITY.

9.1          DEFINITION OF CONFIDENTIAL INFORMATION.

(a)           As used in this Agreement, the term “Confidential Information” includes any and all of the following information of Seller or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”):

(i)            all information that is a trade secret under applicable trade secret or other law;

(ii)           all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned printing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures;

(iii)          all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

(iv)          all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

(b)           Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article 9, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 9 to the extent included within the definition. In the case of trade secrets, Buyer and Seller each hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.

9.2          RESTRICTED USE OF CONFIDENTIAL INFORMATION.

(a)           Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions or as otherwise specifically permitted by this Agreement; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of Seller or an authorized representative of Buyer with respect to Confidential Information of Buyer.  Buyer and Seller shall each disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions or for any other purpose specifically permitted by this Agreement, and are informed by Buyer or Seller, as the case may be, of the obligations of this Article 9 with respect to such information. Buyer and Seller shall each (A) enforce the terms of this Article 9 as to its respective Representatives; (B) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article 9; and (C) be responsible and liable for any breach of the provisions of this Article 9 by it or its Representatives.

(b)           Unless and until this Agreement is terminated, Seller shall maintain as confidential any Confidential Information of the Seller relating to the Gaithersburg Business, any of the Assets or the Assumed Liabilities.

(c)           From and after the Closing, the provisions of Section 9.2(a) above shall not apply to or restrict in any manner Buyer’s use of any Confidential Information of the Seller relating to the Gaithersburg Business, any of the Assets or the Assumed Liabilities.

9.3          EXCEPTIONS.  Sections 9.2(a) and (b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of (i) a breach of this Article 9 by the Receiving Party or its Representatives or (ii) a breach prior to Closing of the Confidentiality Agreement by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a non-confidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure.  Notwithstanding anything to the contrary in this Agreement, any party to this Agreement (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions described in this Agreement and all materials of any kind (including opinions or other tax analysis) that are provided to it relating to such tax treatment and tax structure.

9.4          LEGAL PROCEEDINGS.  If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 9, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 9. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 9.4 do not apply to any Proceedings between the parties to this Agreement.

9.5          RETURN OR DESTRUCTION OF CONFIDENTIAL INFORMATION.  If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of the Disclosing Party, destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.

9.6          ATTORNEY-CLIENT PRIVILEGE.  The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

ARTICLE 10. GENERAL PROVISIONS

10.1        EXPENSES.  Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives.  If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

10.2        PUBLIC ANNOUNCEMENTS.  The parties acknowledge that Seller is a public company subject to the Exchange Act and the SEC rules and regulations thereunder.  Except as to the extent required by law (including the Exchange Act and any SEC rules or regulations thereunder), without the prior written consent of the other party, neither Seller or Buyer or its respective Representatives will make, directly or indirectly, any public comment, statement, announcement, press release, communication or similar publicity with respect to this Agreement or the Contemplated Transactions; provided, however, Seller and Buyer may make disclosures with respect to this Agreement or the Contemplated Transactions to its respective Representatives, the Landlord or the Lender.  If Seller or Buyer is required by law (including the Exchange Act or the SEC rules and regulations thereunder) to make any such disclosure, such party must first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.  Upon the consummation of Closing, Seller and Buyer will jointly issue a customary press release, the form and content of which shall be as mutually agreed by Seller and Buyer.  Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers, vendors and others having dealings with Seller will be informed of this Agreement or the Contemplated Transactions.

10.3        NOTICES.  All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and marked to the attention of the person (by name or title) designated below (or to such other address or person as a party may designate by notice to the other party):

Seller:
On-Site Sourcing, Inc. 832 North Henry Street Alexandria, VA 22314 Attention: Jason Parikh, Chief Financial Officer

With a copy of notice to Seller, that shall not be required for there to be adequate notice hereunder:

Wilmer Cutler & Pickering 1600 Tysons Boulevard, 10th Floor Tysons Corner, Virginia 22102 Attention: Thomas W. White

Buyer:	Colornet Printing and Graphics, Inc. 19200F Chennault Way Gaithersburg, MD 208789 Attention: Max Wepasnick, Treasurer

With a copy of notice to Buyer, that shall not be required for there to be adequate notice hereunder:

Shulman, Rogers, Gandal, Pordy & Ecker, P.A. 11921 Rockville Pike, Third Floor Rockville, Maryland 20852 Attention: Christopher C. Roberts

10.4        JURISDICTION; SERVICE OF PROCESS.  Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought only in the courts of the State of Maryland, County of Montgomery, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Maryland, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this Section with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

10.5        ENFORCEMENT OF AGREEMENT.  Each party acknowledges and agrees that it would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by the other party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the parties may be entitled, at law or in equity, each party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

10.6        WAIVER; REMEDIES CUMULATIVE.  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.7        ENTIRE AGREEMENT AND MODIFICATION.  This Agreement supersedes and terminates all prior agreements, whether written or oral, between the parties with respect to its subject matter (including the Letter of Intent and the Confidentiality Agreement) and constitutes (along with the Schedules, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. The Recitals are hereby incorporated into this Agreement.  Unless the context indicates otherwise, all references to this Agreement include its Schedules and Exhibits.  This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

10.8        SCHEDULES.

(a)           The information in certain Schedules constitutes (i) exceptions to particular representations, warranties, covenants and obligations as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

(b)           The statements in the Schedules relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement, except that if a disclosure in the Schedules of any particular exception reasonably puts the parties on notice of an exception to a related Section of this Agreement, such disclosure shall be deemed to apply to both the particular Section noted in the Schedules and the related Section of this Agreement.

10.9        ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS.  No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party, except that Buyer may collaterally assign its rights hereunder to the Lender, or any banks or commercial finance or other lending institutions regularly engaged in the business of lending money (excluding venture capital, investment banking or similar institutions and their affiliates which sometimes engage in lending activities but which are primarily engaged in investments in equity securities), providing financing or re-financing to  Buyer.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 10.9.

10.10      SEVERABILITY.  If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid, illegal or unenforceable.

10.11      CONSTRUCTION.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles” and “Sections” refer to the corresponding Articles and Sections of this Agreement, including the Schedules and Exhibits, unless otherwise specifically provided in this Agreement.

10.12      TIME OF ESSENCE.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.13      GOVERNING LAW.  This Agreement will be governed by and construed under the laws of the State of Maryland without regard to conflicts-of-laws principles that would require the application of any other law.

10.14      EXECUTION OF AGREEMENT.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the parties, by their duly authorized officers, have executed and delivered this Agreement as of the date first written above.

SELLER:	BUYER:
On-Site Sourcing, Inc., a Delaware corporation	Colornet Printing and Graphics, Inc., a Maryland close corporation

By:	By:
Jason Parikh, Chief Financial Officer	Max L. Wepasnick, Chief Executive Officer

53118 – Asset Purchase Agreement (SRGPE second final 10-7).doc

SCHEDULE 1.1

DEFINITIONS

For purposes of this Agreement, the following capitalized terms and variations thereof have the meanings specified or referred to in this Schedule 1.1:

“Accounts Receivable” — (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes, and (c) any claim, remedy or other right related to any of the foregoing.

“Agreement” — as defined in the first paragraph of this Agreement.

“Assets” — as defined in Section 2.1.

“Assignment and Assumption Agreement” — as defined in Section 2.7(a)(iii).

“Assumed Liabilities” — as defined in Section 2.4(a).

“Bill of Sale” — as defined in Section 2.7(a)(ii).

“Breach” — any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant, agreement or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Bulk Sales Laws” — as defined in Section 7.11.

“Buyer” — as defined in the first paragraph of this Agreement.

“Buyer Indemnified Persons” — as defined in Section 8.2.

“Claims” — claims of Seller against Third Parties, whether choate or inchoate, known or unknown, or contingent or non-contingent, including all claims for refund of Taxes and other governmental charges of whatever nature.

“Closing” — as defined in Section 2.6.

“Closing Date” — the date on which the Closing actually takes place.

“COBRA” — as defined in Section 3.10(b).

“Code” — the Internal Revenue Code of 1986.

“Confidential Information” — as defined in Section 9.1(a).

“Confidentiality Agreement” – the “Mutual Non-Disclosure, Non-Use, Non-Solicitation and Standstill Agreement” dated August 11, 2003, between Seller and Buyer.

“Consent” — any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” — all of the transactions contemplated by this Agreement.

“Contracts” — any agreement, contract, purchase order, job ticket, Lease, consensual obligation, promise or undertaking (whether written, oral or in electronic format, and whether express or implied), whether or not legally binding, arising out of or relating to the Overall Business.

“Damages” — as defined in Section 8.2.

“Disclosing Party” – as defined in Section 9.1(a).

“Effective Time” – 11:59 pm on September 30, 2003.

“Employee Plans” – all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Seller or any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last six (6) years by Seller or any ERISA Affiliate, or with respect to which Seller or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof .

“Encumbrance” — any charge, claim, lien, option, pledge, security interest, mortgage, right of first option, right of first refusal or similar restriction, including any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” — soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” — any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

(a)           any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

(b)           any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

(c)           financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)           any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

“Environmental Law” — any Legal Requirements designed to minimize, prevent, punish or remedy the consequences of actions that damage or threaten the Environment or public health or safety.

“ERISA” — the Employee Retirement Income Security Act of 1974.

“Exchange Act” — the Securities Exchange Act of 1934.

“Excluded Assets” — as defined in Section 2.2.

“Existing Customers” — as defined in Section 7.8(a)(v).

“GAAP” — generally accepted accounting principles for financial reporting in the United States, applied on a consistent basis.

“Gaithersburg Business” — as defined in Recital B.

“Gaithersburg Claims” – all Claims which are at the Effective Time (or which at any time during the period from June 30, 2003, to the Effective Time were) used in the Gaithersburg Business or arising out of the Gaithersburg Business.

“Gaithersburg Contracts” – all Seller Contracts which are at the Effective Time (or which at any time during the period from June 30, 2003, to the Effective Time were) used in the Gaithersburg Business or related to the Gaithersburg Business including Seller Contracts with customers, vendors or suppliers of the Gaithersburg Business, but excluding (a) all Contracts with customers as to which Seller fully performs its obligations prior to the Effective Time, (b) all Contracts with customers as to which Seller has been paid in whole or in part, or has accrued an Account Receivable, prior to the Effective Time, and (c) all Contracts with customers as to which Seller will be entitled to any payment under Section 2.2(d) after the Effective Time.

“Gaithersburg Facility” – the premises located at 18630 Woodfield Road, Gaithersburg, Maryland 20879-4711, which are subject to the Gaithersburg Lease.  The Gaithersburg Business is located at the Gaithersburg Facility.

“Gaithersburg Government Authorizations” – all Government Authorizations (including all pending applications therefor or renewals thereof) which are at the Effective Time (or which at any time during the period from June 30, 2003, to the Effective Time were) used in the Gaithersburg Business, including any occupancy permit for the Gaithersburg Facility and any business licenses for the Gaithersburg Business, but excluding any Government Authorizations which expire or terminate in the Ordinary Course of Business  prior to the Effective Time.

“Gaithersburg Intangible Rights and Property” – all intangible rights and property which are at the Effective Time (or which at any time during the period from June 30, 2003, to the Effective Time were) located at the Gaithersburg Facility or used in the Gaithersburg Business, including all Gaithersburg Intellectual Property Assets, going concern value and goodwill of the Gaithersburg Business, telephone, telecopy and e-mail addresses and listings used in the Gaithersburg Business or related to the Gaithersburg Business, covenants of confidentiality, non-competition or non-solicitation in favor of Seller used in the Gaithersburg Business or related to the Gaithersburg Business.

“Gaithersburg Intellectual Property Assets” – all Trade Secrets which are at the Effective Time (or which at any time during the period from June 30, 2003, to the Effective Time were) located at the Gaithersburg Facility, used in the Gaithersburg Business or related to the Gaithersburg Business, but excluding (a) all Trade Secrets which are sold by Seller in the Ordinary Course of Business prior to the Effective Time, and (b) all Trade Secrets the Seller’s Contract for which expires or terminates in the Ordinary Course of Business prior to the Effective Time.

“Gaithersburg Inventories” – all Inventories which are at the Effective Time (or which at any time during the period from June 30, 2003, to the Effective Time were) located at the Gaithersburg Facility, used in the Gaithersburg Business or related to the Gaithersburg Business, but excluding all Inventories which are consumed, expended or sold by Seller in the Ordinary Course of Business prior to the Effective Time.

“Gaithersburg Lease” – the “Agreement” dated April 27, 2000, between Seller, as the tenant, and the Landlord, as the landlord, relating to the premises located at 18630 Woodfield Road,

Gaithersburg, Maryland 20879-4711, including the five-year renewal provision set forth in Section 39 thereof.

“Gaithersburg Lease Assignment” – as defined in Section 2.7(a)(i).

“Gaithersburg Records” – all Records which are at the Effective Time (or which at any time during the period from June 30, 2003, to the Effective Time were) located at the Gaithersburg Facility, used in the Gaithersburg Business or related to the Gaithersburg Business, including lists and Records of or relating to customers of the Gaithersburg Business (including Records of such customers’ names, addresses, telephone/fax numbers, e-mail addresses and contacts, and of such customers’ business, order, payment and credit history, correspondence, and credit rating), referral sources, production reports and Records, service, maintenance and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records.  Notwithstanding the preceding sentence, with respect to personnel Records, the Gaithersburg Records shall include, subject to Legal Requirements, only the name, residence address, social security number and Seller’s date of hire for the Hired Active Employees, which shall be set forth on Schedule 5.8.

“Gaithersburg Software” – all Software which is at the Effective Time (or which at any time during the period from June 30, 2003, to the Effective Time was) located at the Gaithersburg Facility, used in the Gaithersburg Business or related to the Gaithersburg Business, but excluding (a) all Software which is consumed, expended or sold by Seller in the Ordinary Course of Business prior to the Effective Time and (b) all Software the Seller’s Lease for which expires or terminates in the Ordinary Course of Business prior to the Effective Time.

“Gaithersburg Tangible Personal Property” – all Tangible Personal Property which is at the Effective Time (or which at any time during the period from June 30, 2003, to the Effective Time was) located at the Gaithersburg Facility or used in the Gaithersburg Business.

“Government Authorization” — any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, and all pending applications therefor or renewals thereof.

“Governmental Body” — any:

(a)           federal, state, local, municipal, foreign or other government;

(b)           governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(c)           body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(d)           official of any of the foregoing.

“Hazardous Activity” — the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation,

treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from the Gaithersburg Facility or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Gaithersburg Facility.

“Hazardous Material” — any substance, material or waste which is regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Improvements” — all buildings, structures, fixtures and improvements located on any real property, including those under construction.

“Indemnified Person”— as defined in Section 8.9(a).

“Indemnifying Person” — as defined in Section 8.9(a).

“Inventories” — all inventories of Seller, including all finished goods, work in process, raw materials, consumables, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods.

“IRS” — the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” — an individual will be deemed to have Knowledge of a particular fact or other matter if (a) that individual is actually aware of that fact or matter, or (b) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.  A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer or general manager of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in clauses (a) and (b) above), and any such individual will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

“Landlord” — 18630 Laytonsville Partnership, which is the landlord under the Gaithersburg Lease.

“Lease” — any lease or rental agreement, license, right to use agreement, or installment or conditional sale agreement relating to any tangible or intangible personal property or fixtures, including those pertaining to the leasing, licensing or use of any Tangible Personal Property or Software, but excluding the Gaithersburg Lease.

“Legal Requirement” — any federal, state, local, municipal or foreign law, ordinance, principle of common law, code, regulation, rule, statute or treaty.

“Lender” – as defined in Section 2.7(a)(vi).

“Lender Subordination Agreement” – as defined in Section 2.7(a)(vi).

“Letter of Intent” – the letter of intent dated September 22, 2003, from Buyer to Seller, countersigned as accepted by Buyer on September 22, 2003.

“Liability” — with respect to any Person, any liability, debt or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Material Gaithersburg Contact” – as defined in Section 3.14(b).

“Nonmaterial Consents” – as defined in Section 2.8(c).

“Non-Offset Printing” - as defined in Section 7.8(a)(v).

“Occupational Safety and Health Law” — any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” — any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” — an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

(a)           is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

(b)           does not require authorization by the board of directors or shareholders of such Person and does not require any other separate or special authorization of any nature; and

(c)           is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Overall Business” – as defined in Recital A.  Prior to the Effective Time, the Overall Business includes the Gaithersburg Business.

“Permitted Encumbrances” — as defined in Section 3.5(b).

“Person” — an individual, sole proprietorship, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, or other entity or a Governmental Body.

“Proceeding” — any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Promissory Note” — as defined in Section 2.7(b)(ii).

“Purchase Price” — as defined in Section 2.3.

“Receiving Party” – as defined in Section 9.1(a).

“Record” — information or data that is written, type, printed or otherwise inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Person” —

(a)           With respect to a particular individual:

(i)            each other member of such individual’s Family;

(ii)           any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

(iii)          any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(iv)          any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

(b)           With respect to a specified Person other than an individual:

(i)            any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(ii)           any Person that holds a Material Interest in such specified Person;

(iii)          each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(iv)          any Person in which such specified Person holds a Material Interest; and

(v)           any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Release” — any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Remedial Action” — all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or  (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Government Authorizations.

“Representative” — with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Retained Active Employees” — as defined in Section 5.8(a).

“Restricted Assets” – as defined in Section 2.8(c).

“Retained Liabilities” — as defined in Section 2.4(b).

“SEC” — the United States Securities and Exchange Commission.

“Securities Act” — the Securities Act of 1933, as amended.

“Security Agreement” – as defined in Section 2.7(a)(v).

“Seller” — as defined in the first paragraph of this Agreement.

“Shared Customers” — as defined in Section 7.8(a)(i).

“Software” — all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith, including Software which is owned by Seller or leased or licensed to Seller.

“Subsidiary” — with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Tangible Personal Property” — all fixed assets, machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned, leased or licensed by Seller (whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers, sellers, lessors or licensors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” — any income, gross receipts, license, payroll, employment, excise, stamp, property, environmental, customs, vehicle or other title or registration, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Return” — any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party” — a Person that is not a party to this Agreement.

“Third-Party Claim” — any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Trade Secrets” – all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process, technology, and plans.

SCHEDULE 2.1(a)

LEASEHOLD IMPROVEMENTS

1.             MD Location Leasehold Improvements

2.             MD Remodeling Cost

3.             Leasehold Improvements-Electricals

4.             Aircon Blower

5.             (3) 7 1/2 ton and (1) 5 ton split aircon system

6.             MD Leaseholder Improvements

7.             New Press Installation cost

8.             Concrete slab replacement

9.             Pempo Uprights and Beams – LI

10.           Floor preparation and application of floor coating system

11.           Painting of ONSS MD

12.           Electrical connections for new machine

13.           Cabling, electricals MD

14.           Install Lightings MD

15.           MD Improvements, ceiling, metal studs, doors, insulation

16.           MD Improvement eqpt rental

17.           Circuit for Bay, lights, Exterior, Receiving Booths, Office

18.           Circuit for Press, F/Lift, Charger, Bindry, Heat Machine

19.           Renovation, electrical hook-ups, cabling connections

20.           Restroom renovations

21.           Floor renovation

22.           Leasehold Improvement – Gaithersburg

23.           Leasehold Impr Gaithersburg

24.           Cabling, electrical MD

25.           Remodeling bathrooms/entranc

26.           Renovation work

27.           Carpentry, concrete plumbing

28.           Install Furnaces

SCHEDULE 2.1(b)

EQUIPMENT

Rosback Stitching Machine
Imation 447L-Auto Laminator
GBC Model 111PM 16 DB-2
Versa Punch Model WP 7000
7500 Booklet Maker
APPLE G3 266 MAC
PROSIGNIA 200 SERVER
Compaq deskpro 6400x/1000/cd6/64
3Com Superstack II Baseline 10/100 24 port
Deskpro EP Celeron 433 4.3GB Computer
Polar Cutter 45’ Digital Programmble cutter
Stahl Folder Model B-26 w/cont feeder
Heidelberg Automatic letter Press
Heidelberg KBS Diecutter
Heidelberg KBS Diecutter
Miller Diecutter 28” Simplex
Miscellaneous Press Eqpt
Smart 340 Scanner Scitex
G3 Mac Workstation
G3 Mac Workstation
MIsc Office Equipment
Blaze 96 Scitex Imaging Workstation
Compaq Proliant 1600 PIII 550 Mhz
Compaq Deskpro EP PIII 128MB 10GB PC
Apple Power Mac G4 MT Computer
Cisco DSU/CSU Module for Cisco 2000 - Network Equipment
Compaq Proliant ML330T, 733MHZ, 64MB PC
Compaq Deskpro EP 667 Computer
Compaq EESKPRO EP 667 Computer
Heidelberg Clamping bars, Grippers, Motor for suction
Willy Scissors Jack
New Heidelberg Quickmaster 4-Color Offset Press
Gretag Densitometer
S206V Punching Tool
Packaging Assembly USP13-Q 230V
(6) Stel Modular stations
(8) Panel Concept Stations
(2) Steelcase Modular Stations
Punch Tool 4:1 O/S Oval .2475P
(11) Tract #400 Ergonomic swivel chairs
CHallenge Single cornering machine
Dell 4100 Series PIII 800MHZ 10GB PC
Horizon Collator/Saddle Stitcher-to manuf. booklets
Compaq Deskpro EN SFF 700 mhz 128 MB Computer
HP 1100CXI Printer

Compaq 36.4GB Hot Plug HD
Control cables for Heildeberg Press
CI-3000 Coil Inserter
HP Designjet 5000PS 42inch 6-color printer
Apple PowerMac G4 Computer
DELL PIII 933 GX110 Low Profile 133 Hhz PC
DELL PIII 933 GX110 Low Profile 133 Hhz PC
DELL PIII 933 GX110 Low Profile 133 Hhz PC
DELL PIII 933 GX110 Low Profile 133 Hhz PC
DELL PIII 933 GX110 Low Profile 133 Hhz PC
DELL PIII 933 GX110 Low Profile 133 Hhz PC
Digicoil Coi Inserter
Gretag Densitometer
Heidelberg Press SM74-6P3+L
Compaq Proliant ML350
(4) 256MB SR+DRAM
(4) 9.1 GB Pluggable Wide Ultra (Hard Drive)
Comapq Smart Array 431 Contoller
(5) Workbench, steel
Shelvings
Desk 36 in, w. Hutch
Corner Desk, Cherry, Slate
Corner Hutch, Cherry, Slate
(4) Cabinets, File, 3-drawer
Openview PRO MON Port switch
American Power Back Pro UPS 1400VA
Ethernet bar code-500 emp cap
Symbol ls2104 laser sccan w/trigger
Sym ocanywhere v10 h/r box host/remote
Dymo lavelwriter el60 mac & win
1Brisque4 with trendsetter connectivity
1Trendsetter 3230s
1 Spectrum oprion/trendsetter 3230-factory install
1 External disk tower for bisque w/73GB drive
3-73GB Drives for external tower
Stainless steel sink
Optra E312L Laser Printer
New 2001 Chev white
Compaq EP Series P350 (Tsfr fr VA, added as new, not in FAS)
Dell 600 celeron computer, 17” monitor
CI-3000 Coil Inserter
HP5000 42” Upgrade kit dye to UV
HP5500PS 60” UV printer
Model T1850 73” rotary trimmer, base and waste catcher
Power mac G4 dual 1.25GHz w/apple studio 17” flat panel
Apple studio display, 20” cinema display (flat panel)
HP Laserjet 5si
Canon Laserclass 9500 fax
Dell Optiplex GX110

Toshiba TV 19”
Philco TV
Macbeth TD904
APC Backups Pro 650
APC Backups 500
APC Backups 450
NuArc Model VLT51F Drafting table
Fujifilm Color Art CA680T III
Fujifilm FLH85P Plate Processor
NELA Ternes Plate Puncher Model Infinity
Fuji PS800HB FUJI PS-Plate Processor
Douthitt Corp. Frame Vacuum Plate
Large Drafting table
Bacher Plate puncher
Heidelberg plate puncher
Dell Power Edge 2400
Compaq Personal Workstation 500A
APC Backups 650
APC backups 650
Lacie CD Recordable
Storage Dimensions Tape drive
HP Sure Store Tape 2000
Umax Vista S8
On-Line power power supply
Weldotron
Nygren-Dahly 3 hole punch
Challenge Hole Puncher
Trimmer FC 20A
Polar Mohr
Compaq Deskpro
APC Backups 500
Snap Server
Encad Novajet Pro 60E
Compaq deskpro

SCHEDULE 2.1(c)

SOFTWARE

1.             (a)           Software License Agreement dated as of July 24, 2000, between printCafe Systems, Inc., and Seller, including Attachment 1.1, Attachment 1.2, and Addendum – Other Terms and Conditions.

(b)           Invoices from printCafe relating to Item 1(a) above dated October 3, 2002, and October 30, 2001, respectively (all paid in full).

2.             Axtent Raptor Firewall V6.5

3.             MOLP Level C Win 2000 Server

4.             MS MOL 5.0 SQL Server

5.             Microsoft Business 5.0 Office 2000 Bus. 5.0

6.             MS Office – Mac.

7.             Claris Filemaker Pro v. 5.0

8.             Adobe Illustrator 9.0 Upgrade for PowerMac

9.             Adobe pagemaker Plus. Pothoshop 5.5. Illus8.0 Acrob 4.0

SCHEDULE 2.1(e)(i)

CONTRACTS WITH CUSTOMERS

1.             Purchase Order #RV39544 dated 02-01-00 from Lockheed Martin Corporation to Seller.

2.             Order for Supplies or Services #263-00056485 -00-BPA/G dated 05/10/02 from various Institutes of NIH to Seller.

SCHEDULE 2.1(e)(ii)

CONTRACTS WITH VENDORS OR SUPPLIERS

1.             (a)           Heidelberg Service Contract 700006240 for Heidelberg QuickMaster DI 46-4 (PLUS VERSION) 991225, Serial No. 991225.

(b)           Invoice #702087971 dated 07/27/02 from Heidelberg to Seller relating to Item #1(a) above (paid in full).

2.             Lease Agreement No. E608678, Schedule No,. 00240, between Avaya Financial Services and Seller, including the purchase option therein.

SCHEDULE 2.2(c)

CERTAIN RIGHTS TO PAYMENT
WHICH ARE NOT ACCOUNTS RECEIVABLE

Subject to verification by Buyer promptly after Closing:

1.	Invoice #705415 from Washington Printing Supplies	$2,060.30
2.	Invoice #95-69609 from Kohl & Madden	$3,476.86
3.	Invoice #9002133549 from Xpedex	$5,175.92
4.	Invoice #256514 from Frank Parsons	$3,531.22

SCHEDULE 2.2(l)

CERTAIN EXCLUDED ASSETS

1.             Cannon 105 with RIP attachment. Serial # MND016445.

2.             Xerox Docutech Serial # W11-036797.

3.   1995 GMC W4 14’ Box Truck VIN# J8DB4B1K1S7015530.

SCHEDULE 2.7(c)

Buyer Encumbrances or Leases Prior to Effective Time

Neither Lender nor Seller shall be entitled to any Encumbrance on the following:

1.             Gaithersburg Lease.

2.             The items listed in the chart below:

	Equipment Encumbered or Leased	Secured Party	Financing Statement
1.	Plate Burner/Scorer	Vector Financial	capital lease (no UCC on record at SDAT or Mont. Co., MD)
2.	Konica 7075 Copier	Advanta Leasing	capital lease - SDAT Financing Statement #181054845 filed 8/4/2000
3.	Company Truck – Toyota 4 Runner	Toyota Financing Cc	see certificate of title
4.	Company Truck – GM delivery van	GMAC	see certificate of title
5.	Duplo Bookmaker and related items, as more fully described in the financing statement	Heller/GE Capital	SDAT Financing Statement #181078004 filed 3/26/2001
6.	Company Truck – Ford delivery truck	Ford Motor Credit	see certificate of title
7.	Proofers/CTP/Mail and related items, as more fully described in the financing statement	US Bancorp	SDAT Financing Statement #181131077 filed 9/23/2002
8.	Komori L528	Heller/GE Capital	chattel mortgage (no UCC on record at SDAT or Mont. Co., MD)
9.	Konica 7085 Copier, as more fully described in the financing statement	US Bancorp	SDAT Financing Statement #181154907 filed 5/15/2003
10.	Toshiba copier, as more fully described in the financing statement	ABB Structured Finance (Americas) Inc.	true lease - SDAT Financing Statement #181125303 filed 7/18/2002

SCHEDULE 2.8(c)

GREATAMERICA LEASE

1.             With respect to the Lease Agreement last signed 12/3/99 between GreatAmerica Leasing Corporation and Seller, including the purchase option therein:

(a)           If Seller can buyout said lease for $3,104 or less (16 monthly payments x $194/month = $3,104), then Seller shall so buyout said lease and promptly thereafter Buyer shall reimburse the Seller in the amount of said buyout.

(b)           If Seller is unable to buyout said lease for $3,104 or less, then Seller shall assign said lease to Buyer, and Buyer shall accept said assignment.

SCHEDULE 3.2(c)

SELLER’S REQUIRED NOTICES AND CONSENTS

Seller needs to obtain Consents with respect to the following:

1.             Gaithersburg Lease.

2.             Lease Agreement last signed 12/3/99 between GreatAmerican Leasing Corporation and Seller, including the purchase option therein.

3.             Lease Agreement No. E608678, Schedule No,. 00240, between Avaya Financial Services and Seller, including the purchase option therein.

4.             Software License Agreement dated as of July 24, 2000, between printCafe Systems, Inc., and Seller, including Attachment 1.1, Attachment 1.2, and Addendum – Other Terms and Conditions.

5.             Consent of ONSS Board of Directors.

6.             Consent of Wachovia (formally First Union) Bank in the form already provided to Seller prior to Closing.

7.             Consent to assignment for Heidelberg Service Contract.

8.             Release from Branch Banking & Trust relating to a financing statement filed by Commerce Bank, in the form provided to Seller prior to Closing.

SCHEDULE 3.5(a)

CERTAIN PERMITTED REAL ESTATE ENCUMBRANCES

1.             Gaithersburg Lease.

SCHEDULE 3.5(b)

PERMITTED NON-REAL ESTATE ENCUMBRANCES

1.             None.

SCHEDULE 3.11(b)

GAITHERSBURG GOVERNMENT AUTHORIZATIONS

1.             Maryland business license.

SCHEDULE 3.14(a)

CERTAIN GAITHERSBURG CONTRACTS

1.             None.

SCHEDULE 3.14(b)

MATERIAL GAITHERSBURG CONTRACTS

1.             Potentially only — Purchase Order #RV39544 dated 02-01-00 from Lockheed Martin Corporation to Seller.

2.             Potentially only — Order for Supplies or Services #263-00056485 -00-BPA/G dated 05/10/02 from various Institutes of NIH to Seller.

3.             Lease Agreement last signed 12/3/99 between GreatAmerican Leasing Corporation and Seller, including the purchase option therein.

4.             Lease Agreement No. E608678, Schedule No,. 00240, between Avaya Financial Services and Seller, including the purchase option therein.

5.             Heidelberg Service Contract 700006240 for Heidelberg QuickMaster DI 46-4 (PLUS VERSION) 991225, Serial No. 991225.

SCHEDULE 3.14(c)

EXCEPTIONS

1.             See Schedule 3.2(c) re required Consents.

SCHEDULE 3.14(d)

EXCEPTIONS

1.             None.

SCHEDULE 3.17(b)

EXCEPTIONS

1.             None.

SCHEDULE 3.18

SOFTWARE CONTRACTS

1.             See Schedule 2.1(c).

SCHEDULE 3.19

SELLER’S BROKERS OR FINDERS

1.             Invoice from Judd Hill of Blue Star Capital for finder’s fees.

SCHEDULE 5.8

RETAINED ACTIVE EMPLOYEES

1.             Takia Fagans

2.             Kenneth Minor

SCHEDULE 7.1(b)

ACTIVE EMPLOYEES TO BE OFFERED EMPLOYMENT BY BUYER

1.             Active Employees to be offered employment by Buyer:

Altman, Stuart

Barnett, Albert

Broomall, Donald

Broomall, Tony

Edlund, Paul

LeBlanc, Michael

Perlman, Edward

Pusateri, Robert

Reynolds, Theodore

Saah, Jan

Wells, James

Whisman, Joe

2.             Active Employees to be offered employment by Buyer, but at a reduced rate of pay:

Anthony, Robert

Frost, Melva

Remington, Louis

SCHEDULE 7.8(a)(i)

SHARED CUSTOMERS

1.             The Shared Customers are those marked with an asterick on the lists of Existing Customers set forth on Schedule 7.8(a)(v).

SCHEDULE 7.8(a)(v)

EXISTING CUSTOMERS

1.     The Existing Customers are the following:

Rep: Barnett Custno	Company		Rep: Pearlman Custno	Company		Rep: Broomall Custno	Company
AES001	AES Corporation	*	AES001	AES Corporation	*	AC&001	Ault Clark & Assoc., LTD
AGM001	American Gear Manufacturer’s Assn		AGO001	Agora Publishing		ACD001	Alexandria Country Day School
AHA001	American Heart Association		AOC001	Association of Community Cancer Centers		APR001	Ansco Printing
ALI002	Alignment Strategies	*	ARE002	Ambrosia Grille		ASC001	Aspen Systems Corporation
ASI002	American Society Interior Designers		ART003	Art Litho		AWC001	Austin Weston Center
CAP001	Capital Educators	*	ASC003	All Saints Catholic Church		BFF001	Best Friends Foundation
CCC002	Core Communications Corp.		BWC001	Business Wire Corp., Inc.		BSC002	Bay Saver, Corp.
EMA001	Envelope Manufacturers Association		CD&002	Cline Davis & Mann, Inc.		BSY001	BAE Systems
FAA001	FAA		CES001	Archstone-Smith	*	CAC001	CACI
FAA002	FAA - New England Region		CES003	Charles E. Smith Commercial Realty	*	CAM001	Community Associations Management
FP&001	Florida Power & Light Company		CFF001	Cystic Fibrosis Foundation		CAT001	Chemical Automation Technology
HER001	Hospitality Education Resource		CFS001	Consortium for School Networking		CHO001	Charleston Properties
HER002	HERO		CIN006	Cover, Inc		CIN003	Concepts, Inc.
HGY001	Hills Gymnastics		CSP002	Cystic Fibrosis Services		COC001	Camp Olympia Country Day School
HHM001	Howard Hughes Medical Institute	*	DII001	Dimensions International		D&P001	Designers & Planners
HSP001	Head Start Publications	*	DLM001	DC Life Media		DBI001	Dragon Bridge, Inc.
IAC001	Intl. Anti-Counterfeiting Coalition	*	FM187	NCQA		DCC003	Discovery Creek Children’s Museum
IGR002	Immix Group		FM225	Reznick Fedder & Silverman	*	DCI001	Digital Color Ink
INT010	Intellibridge Corporation		FMC003	Fraunhofer MD, Center for Experimental Software		EFT001	Eastcoast Fundraising t/a Jeanne’s
JLC001	Johnston, Lemon Co., Inc.		HAS001	Hastings Group		EXP001	EXPERIS
MCO005	MH Concepts		HCH001	Harvest Church		FUT001	Futrex
MEM002	MYER-EMCO	*	HLC001	Healthcare Leadership Council		GSA001	GSA/FSS
MIS001	Missaticum		ICG001	Infinity Conference Group		HNS001	Hughes Network Systems
NCI002	NCIIA - National Collegiate	*	IEC001	Independent Electrical Contractors	*	HPI001	Hewlett Packard, Inc.

NCS001	National Corrugated Steel Pipe Association	*	INF001	Inform Business Systems Inc		ICH001	Interfaith Chapel
NCS002	National Center for State Courts	*	ISM001	Information Systems Marketing, Inc.	*	IRR001	Investor Responsibility Research
NEM001	National Electrical Manufacturer	*	MHM002	M. H. Meyerson & Co., Inc.		JG&001	JL Gainer & Associates
NHA001	National Healthcare Anti-Fraud Assn	*	MLA002	Maxsell Lawn and Landscaping		LIN002	LKC, Inc.
NHA002	NHCAA-Institute for Health Care	*	MLD001	Marriott Lodging Design & Production Svcs.		LOC005	Lockheed Martin
NRA001	NRA Institute for Legislative Actio	*	MWM001	Moms With a Mission		LOC006	Lockheed Martin Corp
PNA001	National Associaton of PIA		NAD001	National Automobile Dealers		LOC007	Lockheed Martin
PTI001	Pal Tech, Inc.	*	NIH001	National Institute of Health		LTC001	Long Term Care Planning Services, Inc.
RRU001	River Road Unitarian Church		NRI001	National Reprographics, Inc.		MBS001	MAC Business Solutions
SFH002	Society for Human Resource Management	*	NWM001	Nigeria Whispers Magazine		MCO002	MGM Communications
SMD001	Synectics for Mgmt Decisions, Inc.	*	PCC005	Pohanka Collision Center		MMA001	Most Mail
SMW001	Sugarloaf Mountain Works		PE&001	Pharmaceutical Education & Research Institute	*	MPR001	Minuteman Press
TAS001	The Ad Store		PPI002	Print Promotions, Inc.		MST001	Management Support Technology, Inc.
TEP001	The Export Practitioner		PRI006	PricewaterhouseCoopers		NMB001	NEA Member Benefits
TMC001	The Mills Corporation	*	RFS001	Reznik, Fedder & Silverman	*	QCR001	Quartermaine Coffee Roasters
TTR001	The Trademark Register		SBS001	Swidler Berlin Shereff Friedman LLP		RHD001	Rockville Harley Davidson
TWI002	Tropic Wash Inc		SCB003	St. Charles Borromeo Parish		RTI001	Realty Tools, Inc.
ULI001	Urban Land Institute	*	SJT001	St. John the Apostle R.C. Church		SBS002	Small Business Success, Inc.
WSC001	Washington Shakespeare Company		SLS001	Sylvan Learning Systems, Inc.		SEX001	Staff Xpress
	Kenny’s Jewelry Repair		SRO001	Shulman Rogers Gandal Pordy		SJE001	St. John’s Episcopal School
			STC001	St. Theresa Church		SWI002	Sue Widome
	Totals		TAF001	The Assoc. for Research in Vision and Opthamology		TCB001	The Chesapeake Biological Lab.
			TCO001	The Diocese of Arlington		TCC006	The Campagna Center
			TMC001	The Mills Corporation	*	TTR001	The Trademark Register
			TTR001	The Trademark Register		UAR001	Under Armour
						UEF001	Ummah Endowment Fund
						WAN001	WANADA
						WES001	Westat
						ZII001	Zylab International Inc

EXHIBIT 2.5

ALLOCATION OF PURCHASE PRICE

In accordance with IRS Form 8594:

(a)	Classes I to V assets (inclusive)	—	$1,325,000
(a)	Class VI assets	—	$50,000
(b)	Class VII assets	—	$50,000
	Total		$1,425,000

EXHIBIT 2.7(a)(i)

GAITHERSBURG LEASE ASSIGNMENT

The Gaithersburg Lease Assignment shall be in the form attached hereto and incorporated herein.

EXHIBIT 2.7(a)(ii)

BILL OF SALE

The Bill of Sale shall be in the form attached hereto and incorporated herein.

EXHIBIT 2.7(a)(iii)

ASSIGNMENT AND ASSUMPTION AGREEMENT

The Assignment and Assumption Agreement shall be in the form attached hereto and incorporated herein.

EXHIBIT 2.7(a)(v)

SECURITY AGREEMENT

The Security Agreement shall be in the form attached hereto and incorporated herein.

EXHIBIT 2.7(a)(vi)

LENDER SUBORDINATION AGREEMENT

The Lender Subordination Agreement (both the Subordination of Debt Agreement and the lien subordination letter) shall be in the forms attached hereto and incorporated herein.

EXHIBIT 2.7(b)(i)

PROMISSORY NOTE

The Promissory Note shall be in the form attached hereto and incorporated herein.